EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Flight Safety Technologies Funding From FAA in 2007 Appears Unlikely

MYSTIC, CT (September 29, 2006) - Flight Safety Technologies, Inc. (AMEX: FLT) indicated that funding from the FAA appears unlikely for 2007.

The Company previously learned that in a July 12, 2006 letter to the FAA, Chairman Don Young and Ranking Member James Oberstar of the US House of Representatives Committee on Infrastructure and Transportation urged the FAA to increase its funding to conduct field testing on a Wake Vortex Avoidance System (WakeVAS) at five airports.

On September 12, 2006, the FAA replied to this letter indicating that it does not have the resources, nor does it feel that it is prudent to increase its currently planned field testing which will involve only a subset of the final envisioned system.

Although Flight Safety Technologies, Inc. is disappointed in this response, the Company will continue its efforts to convince the FAA of the need to accelerate its funding for WakeVAS.

Flight Safety Technologies, Inc is currently working under a Department of Transportation contract to develop an emulation of a Phase III WakeVAS prototype system. Demonstrations are planned for early 2007 at the Denver International Airport and we expect that this emulation will show the viability and increased safety and capacity benefits of this technology.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry.

The Company is currently pursuing three technologies called SOCRATES®, UNICORN™ and TIICM™:

●      SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence.

●      UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight.

●      TIICM™ is an airborne passive countermeasure system to protect airliners against the threat of terrorist missile attacks.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, pending litigation challenging our rights to TIICM™, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:

Samuel A. Kovnat
Flight Safety Technologies, Inc.
(860) 245-0191
ir@flysafetech.com